Exhibit 10(rr)

FIRST AMENDMENT

TO

AMENDED AND RESTATED CLIFFS 2007 INCENTIVE EQUITY PLAN

THIS AMENDMENT is made this 11th day of January, 2011, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company, with the approval of the Company’s Board of Directors (“Board”) on March 9, 2010 contingent upon receiving approval of the Company’s shareholders at the Annual Meeting of Shareholders held in 2010, and the approval of the Company’s shareholders on May 11, 2010, adopted the Amended and Restated Cliffs 2007 Incentive Equity Plan (the “Plan”) effective as of March 13, 2007; and

WHEREAS, it is the desire of the Company to amend such Plan to modify the definition of “Early Retirement”, effective as of January 1, 2011 as to all grants after such date; and

WHEREAS, the Company also recognizes that certain previously adopted changes in the Plan were not captured when the Plan was amended and restated in 2010 (the “Conforming Update”);

WHEREAS, the Board believes it to be necessary, appropriate and in the best interests of the Company and its shareholders to make the Conforming Update at this time through an amendment to the Plan to incorporate these previous changes as originally made effective;

WHEREAS, the Board has the power to amend the Plan pursuant to Plan Section 14.1;

NOW, THEREFORE, effective as of the dates specified below, the Board hereby amends the Plan as follows:

(1) Effective as of August 11, 2008, the following Section 1.2(ca) is hereby added to the Plan between Sections 1.2(c) and 1.2(d) of the Plan as follows:

“(ca) The words “Business Combination” have the meaning set forth herein in Section 12.1.”

(2) Effective as of August 11, 2008, the following Section 1.2(qa) is hereby added to the Plan between Sections 1.2(q) and 1.2(r) of the Plan as follows:

“(qa) The words “Incumbent Board” have the meaning set forth herein in Section 12.1.”

(3) Effective as of January 1, 2011 as to all grants after such date, Section 1.2(l) is hereby amended, by the deletion of such Section and the substitution in lieu thereof of a new Section 1.2(l) to read as follows:

“(l) The words “Early Retirement” mean a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment of either: (a) at least age 55 and at least 5 years of vesting service under the terms of the Company-sponsored pension plan then applicable to the Participant with additional service, if any, as may be recognized by the Committee in its sole discretion; or (b) age 55 and 15 years of Continuous Service; or (c) a Participant’s retirement from active employment with the Company or an Affiliate on and after the attainment of at least 30 years of Continuous Service. Continuous Service shall be determined pursuant to Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and Its Associated Employers.”

(4) Effective as of March 13, 2007, the last paragraph of Section 5.2(c) is hereby amended by the deletion of such last paragraph and the substitution in lieu thereof of a new last paragraph of Section 5.2(c) to read as follows:

“If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then a portion of the Shares received upon the exercise equal in number to the number of tendered Restricted Shares will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee’s sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.”

(5) Effective as of March 13, 2007, the first sentence of Section 7.2 is hereby amended by the deletion of such first sentence and the substitution in lieu thereof of a new first sentence of Section 7.2 to read as follows:

“Stock Appreciation Rights may be granted in conjunction with, and at the same time as, all or part of any Stock Option granted under this Plan and will be subject to the following terms and conditions:”

(6) Effective as of March 13, 2007, Section 11.2(c) is hereby amended by the deletion of such Section and the substitution in lieu thereof of a new Section 11.2(c) to read as follows:

“(c) subject to the restrictions of Internal Revenue Code section 409A, any other absence determined by the Committee in its discretion not to constitute a break in service.”

(7) Effective as of August 11, 2008, Section 12.1 of the Plan is hereby amended and restated to read, in its entirety, as follows:

“12.1 Change in Control Defined. The words “Change in Control” mean the occurrence during the Term of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 12.1. This Section 12.1 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(c) A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, for purposes of this Section 12.1, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company, (B) no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of August 11, 2008, constitute the Board of Directors; provided, however, that any individual becoming a Director subsequent to August 11, 2008 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

For purposes of this Section 12.1, other than the definition of “Business Combination,” (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (ii) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.”

(8) Effective as of January 13, 2009 as to all grants after such date, Section 16.3 “Withholding” is hereby deleted in its entirety and the following new Section 16.3 will be substituted in lieu thereof to read as follows:

“16.3 Withholding. The Company shall withhold the minimum amount of taxes which it determines it is required by law or required by the terms of this Plan to withhold in connection with any recognition of income incident to this Plan payable in cash or Shares to a Participant or beneficiary. In the event of a taxable event occurring with regard to Shares on or after the date that the Shares become nonforfeitable, the Company shall reduce the fewest number of such Shares owed to the Participant or beneficiary for the Fair Market Value of such Shares to equal (or exceed by not more than the Fair Market Value of a single Share) the Participant’s or other person’s “Minimum Withholding Tax Liability” resulting from such recognition of income. The Company shall pay cash equal to such Fair Market Value to the appropriate taxing authority for purposes of satisfying such withholding responsibility. If a distribution or other event does not result in any withholding tax liability as a result of the Participant’s election to be taxed at an earlier date or for any other reason, the Company shall not reduce the Shares owed to the Participant or beneficiary. For purposes of this Section 16.3, a person’s “Minimum Withholding Tax Liability” is the product of: (a) the aggregate minimum applicable federal and applicable state and local income withholding tax rates on the date of a recognition of income incident to the Plan; and (b) the Fair Market Value of the Shares recognized as income to the Participant or other person determined as of the date of recognition of income, or other taxable amount under applicable statutes.”

(9) Except as amended by this First Amendment, the Plan shall remain in full force and effect.

(10) Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 11th day of January, 2011.

CLIFFS NATURAL RESOURCES INC.

BY:	/s/ James R. Michaud
Vice President, Human Resources

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